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                                                                    EXHIBIT 11.1

COMPUTATION OF EARNINGS (LOSS) PER SHARE

                                        THREE MONTHS ENDED                      SIX MONTHS ENDED
                                             June 30,                               June 30,
                                  -------------------------------       -------------------------------
                                      2000               1999               2000               1999
                                  ------------       ------------       ------------       ------------
PRIMARY AND FULLY DILUTED:

Average shares outstanding          17,498,933         17,489,812         17,494,423         17,201,618

Effect of dilutive stock
   equivalents                              --          1,953,433                 --                 --

Effect of shares over market                --         (1,291,233)                --                 --
                                  ------------       ------------       ------------       ------------

Total                               17,498,933         18,152,012         17,494,423         17,201,618
                                  ============       ============       ============       ============

Net earnings (loss)               $   (303,433)      $     44,168       $   (343,141)      $   (278,491)
                                  ============       ============       ============       ============

Primary net earnings (loss)
   per share                      $     (0.017)      $      0.003       $     (0.020)      $     (0.016)
                                  ============       ============       ============       ============

Fully diluted net earnings
(loss) per share                  $     (0.017)      $      0.002       $     (0.020)      $     (0.016)
                                  ============       ============       ============       ============



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